Exhibit B(1)


                                 BOLING & McCART
                           A PROFESSIONAL ASSOCIATION
                                ATTORNEYS AT LAW
                               SUITE SEVEN HUNDRED
                         SEVENTY-SIX SOUTH LAURA STREET
                          JACKSONVILLE, FLORIDA 32202

HAROLD F. McCART, JR.*                                                 TELEPHONE
  CORPORATION & BUSINESS LAW                                      (904) 354-6543
  SECURITIES LAW                                                         Fax No.
                                                                  (904) 354-9009
JOHN L. BOLING
  WILLS, ESTATES &
  ESTATE PLANNING
   *ALSO MEMBER OF GEORGIA BAR

                                October 10, 1996



Ropes & Gray
One International Place
Boston, MA  02110-2624

AP-KEI Holdings, LLC
Two Manhattanville Road
Purchase, New York  10577

         Re:      Koger Equity, Inc.

Ladies/Gentlemen:

         We have acted as counsel to Koger Equity, Inc., a Florida corporation (the "Corporation"), in connection with the transactions contemplated by the Stock Purchase Agreement dated as of October 10, 1996, by and between the Corporation and AP-KEI Holdings, LLC, a Delaware limited liability company ("Apollo" and the "Agreement," respectively). This opinion is provided to you at the request of the Corporation in connection with the opinion required by
Section 1(b) of the Agreement. Except as otherwise indicated herein, capitalized terms used in this opinion letter are defined as set forth in the Agreement.

         In rendering the following opinions, we have relied, with your approval, as to all factual matters that affect our opinions, solely on our examination of the following documents and have made no independent verification of the facts asserted to be true and correct in those documents, including the factual representations and warranties contained in the Agreement.

         A. Officer's Certificate dated October 10, 1996, from W. Lawrence Jenkins, in his capacity as Vice President/Administrator and Corporate Secretary of the Corporation.

         B. Letter from the Corporation's transfer agent dated October 10, 1996.

         C.       Amended  and  Restated   Articles  of   Incorporation  of  the
                  Corporation (the "Articles of Incorporation").

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         D.       Bylaws,  as Amended and  Restated on August 21,  1996,  of the
                  Corporation (the "Bylaws").

         E.       The Agreement.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Corporation has been incorporated and organized under the Florida Business Corporation Act and its status as a Florida corporation is active; and the Corporation is qualified to do business in every jurisdiction in which the nature of its Business or the ownership of its property or assets requires it to be so qualified.

         2. The Corporation has the corporate power and authority to enter into the Agreement and to perform its obligations thereunder.

         3. The Corporation has authorized the execution, delivery, and performance of the Agreement and each of the transactions and agreements contemplated hereby, and no other corporate action is necessary to authorize such execution, delivery and performance. The Agreement and the Registration Rights Agreement have been executed and delivered on behalf of the Corporation and constitute the valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms. The Corporation has authorized the issuance and delivery of the Shares in accordance with the Agreement.

         Our opinion concerning the validity, binding effect and enforceability of the Agreement means that (a) the Agreement constitutes an effective contract under Florida law, (b) the Agreement is not invalid in its entirety because of specific statutory prohibitions or public policy and is not subject in its entirety to a contractual defense, and (c) subject to the last sentence of this paragraph, some remedy will be available if the Corporation is in material default under the Agreement. This opinion does not mean that (i) any particular remedy is available upon a material default, or (ii) every provision of the Agreement will be upheld or enforced in any or each circumstance by a court. Furthermore, the validity, binding effect, and enforceability of the Agreement may be limited or otherwise affected by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar statutes, rules, regulations, or other laws affecting the enforcement of creditors' rights and remedies generally, and (B) the unavailability of, or limitation on the availability of, a particular right or remedy (whether in a proceeding in equity or at law) because of an equitable principle or as a requirement as to commercial reasonableness, conscionability, or good faith.

         4. Section 2.7(a) of the Agreement accurately sets forth the authorized and issued capital stock of the Corporation.

         5. Except for the conversion rights which attach to the warrants, options and convertible securities which are listed on Schedule 2.7 to the Agreement and except for rights pursuant to the Rights Agreement, to the best of


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our knowledge,  after giving effect to the issuance of the Shares,  there are no shares of Common Stock or any other equity security of the Corporation issuable upon conversion or exchange of any security of outstanding or other agreements to acquire shares of Common Stock nor is the Corporation contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares. No shareholder of the Corporation is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Corporation other than those rights of Apollo existing pursuant to the Agreement.

         6. All the outstanding shares of capital stock of the Corporation have been validly issued and are fully paid and non-assessable. Upon issuance, sale and delivery, the Shares will be authorized, validly issued, fully paid and non-assessable shares of the Corporation, free and clear of any mortgage, pledge, lien, encumbrance, security interest, claim or rights or interests of any third party of any nature whatsoever.

         7. To our knowledge, the execution and delivery by the Corporation of the Agreement, the performance by the Corporation of its obligations thereunder and the consummation by the Corporation of the transactions contemplated thereby do not require the Corporation or any of its subsidiaries to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or judicial authority except (a) as set forth in Schedule 2.10 to the Agreement; (b) such as have been obtained or made, as the case may be, and are in full force and effect on the date hereof; and (c) such as would not have a Material Adverse Effect or an Apollo Material Adverse Effect following the Closing.

         8. To our knowledge, the execution and delivery of the Agreement will not, and the fulfillment of the terms thereof by the Corporation, and the issuance of the Shares will not, (i) result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or permit the acceleration of rights under or termination of, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, any Organizational Document, or other agreement to which the Corporation or any of its subsidiaries is bound or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any rule or regulation of any court or federal, state or foreign regulatory board or body or administrative agency having jurisdiction over the Corporation or any of its subsidiaries or over their respective properties or businesses which breach, default, acceleration of rights or termination would have a Material Adverse Effect or an Apollo Material Adverse Effect following the Closing. To our knowledge, no event has occurred and no condition exists which, upon notice or the passage of time (or both), would constitute a default under any Agreements and Instruments or in any license, permit or authorization to which the Corporation or any subsidiary is a party or by which any of them may be bound.

         9. The Corporation has amended the Rights Agreement such that the definition of "Exempt Person" thereunder includes (a) Apollo and its Affiliates so long as neither Apollo nor any of its Affiliates is the Beneficial Owner of any Prohibited Security and (b) any person who is an "Affiliate" (using in this


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clause (b) only the term as defined  in the Rights  Agreement)  of Apollo to the extent that such "Affiliate" would be an Acquiring Person (as defined in the Rights Agreement) as a result of "Beneficially Owning" (as defined in the Rights Agreement) any Permitted Securities.

         10. The Corporation has taken all such actions under its Amended and Restated Articles of Incorporation as are necessary such that the Permitted Securities beneficially owned from time to time by Apollo and its Affiliates shall not be deemed to be "Excess Shares", as such term is defined therein.

         11. The Board of Directors of the Company consists of twelve (12) directors and Messrs. William L. Mack, Lee S. Niebert and W. Edward Scheetz have been duly elected as Disinterested Directors to the Board of Directors by the affirmative vote of at least seven (7) disinterested Directors, as that term is defined in Florida Statutes, ss.607.0901(1)(h).

         The phrases "we have actual knowledge", "to our knowledge", or similar wording means the conscious awareness, without independent investigation, of facts or other information by attorneys in this firm who have rendered legal services in connection with the Agreement. The phrase to the effect that the Agreement does not violate any applicable law means that the transactions contemplated by the Agreement neither are prohibited by, nor subject the Corporation to a fine, penalty or other similar sanction under any statute or regulation of the State of Florida that a lawyer in Florida exercising customary professional diligence would reasonably recognize as being directly applicable to the Corporation and the Agreement.

         This opinion is furnished to you by us as counsel for the Corporation solely for your benefit, and is rendered solely in connection with the transactions to which this opinion relates. This opinion may be relied upon only in connection with such transactions and in connection with any transaction consummated by the Corporation with respect to which the opinions set forth herein are material; and may not be relied upon by any other person or persons without our prior written consent.

         The undersigned is an attorney at law and is a member of the Florida Bar in good standing. The undersigned is admitted to the practice of law in the State of Florida. Nothing herein shall constitute an opinion as to the applicability or effect of the laws of any jurisdiction other than the State of Florida. The opinions set forth herein are based solely on laws in force and effect on the date hereof. This opinion is as of October 10, 1996, and we undertake no obligation and disclaim any obligation to advise you of any change in any matter set forth herein.

                                                  Very truly yours,




                                                  BOLING & McCART
                                                  (a professional association)

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